Exhibit 10.3

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT dated April 15, 2009 (“Agreement”), by and between HAWAIIAN AIRLINES, INC., a Hawaii corporation (the “Company”) headquartered 3375 Koapaka St., Ste. G350, Honolulu, HI 96819, and DAVID J. OSBORNE (the “Executive”), a Hawaii resident whose mailing address is 1200 Queen Emma Street, Honolulu, Hawaii 96813.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that Executive plays a critical role in the operations of the Company; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued employment and dedication of the Executive;

WHEREAS, Executive has an existing Executive Employment Agreement for a term of two years dated April 5, 2005 and an effective date of May 23, 2005 (Attached as Attachment A) that was subsequently modified by a letter dated February 12, 2007 extending its term an additional two years signed by Mark B. Dunkerley (collectively “Prior Agreement”) which shall be terminated effective upon the execution of, and superseded by, the Agreement;

NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in its employ, the Company agrees that the Executive shall receive the severance benefits and other consideration set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.

1.                                      Termination of Prior Agreement; Not an Employment Contract.   In exchange for the good and valuable consideration detailed below, the Executive agrees to terminate his Prior Agreement effective immediately upon the full execution of this Agreement, and the Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating his employment. Executive understands and acknowledges that he is an employee-at-will with an open term of employment and that either he or the Company may terminate the employment relationship between them at any time and for any reason.

2.                                      Compensation and Fringe Benefits.   The termination of the Prior Agreement does not affect, however, Executive’s reporting relationship to the President and CEO or any of his rights, which shall continue unabated with respect to Executive’s base salary, performance bonus, stock options, long term incentive plans, fringe benefits (including without limitation travel benefits, business expenses, vacations, sick leave), or his death or disability as stated in the Prior Agreement except to the extent they have been completed or expired, or have subsequently been modified upon agreement by Executive and the Company. Executive shall also be entitled in all other respects to the benefits commensurate with his position as a senior executive under Company policy as stated in the Summary of Executive Benefits (attached as Attachment B). Additionally, the Company will pay up to $2,500.00 per month for Executive’s housing on Oahu subject to change upon periodic review.

3.                                      Severance Benefits Upon Termination Without Cause.   In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below), then the Executive shall be entitled to the following payments and benefits in exchange for a valid release and waiver of all claims through the date of termination that Executive may have at that time against the Company or related persons or entities:

3.1                             The Company shall pay severance benefits to the Executive within 30 days after the Termination Date (as defined below) a lump sum payment (less applicable federal, state, and local taxes and other withholdings required by law), equal to (i) twelve (12) months of his then current base salary and (ii) his post-termination medical and dental premiums for one year. Additionally, Executive will be paid the prorated value of any Performance Bonus to which the Executive would have been entitled in the then current year but for the termination.*

3.2                             The Executive agrees that after the Termination Date, but prior to payment of the severance benefits specified above in Section 3.1, he shall execute a release, based on the Company’s standard form separation agreement and release, of any and all claims he may have against the Company and its officers, employees, directors, parents and affiliates. Executive understands and agrees that the payment of the severance benefits called for by this Section 2 is contingent on his execution and delivery of the previously described release of claims.

4.                                      Sole Remedy.   The payment to the Executive of the amounts payable under Section 3.1 shall constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment by the Company that results in payment of benefits under Section 3.

5.                                      Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:

5.1                               Cause.   “Cause” shall mean a good faith finding by the Company of any of the following: (a) repeated neglect by Executive of his employment duties, Executive’s repeated material lack of diligence and attention in performing his employment duties, or Executive’s repeated failure to implement or adhere to Company policies; (b) conduct of a criminal nature that may have an adverse impact on the Company’s reputation in the community; (c) fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others; (d) conduct at any time or place which is detrimental to the Company’s reputation and/or goodwill among its customers and/or the community; (e) conduct in violation of the Company’s and/or its parent company’s corporate

* Pro-rated bonus means an amount equal to the bonus the individual would have received for the year in which the employment is terminated assuming that the individual’s personal performance score had been rated as a ‘Met Expectations’ times the fraction of the year that the individual was employed by the Company. The corporate performance portion of the bonus shall be based upon the Company’s corporate performance score for the year of termination times the fraction of such year that the individual was employed by the Company. Both the corporate performance and the individual performance portions of the pro-rated bonus will otherwise be calculated and paid at the same time (i.e. generally during the first quarter of the year following the date of termination), be subject to the same conditions (including EBITDAR conditions and clawback conditions) and be paid in the same form of consideration (i.e., cash and/or equity) as the bonuses are paid to other bonus eligible employees, except that, in the Compensation Committee’s sole discretion, all of the bonus may be paid in cash in lieu of equity

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compliance rules, practices, procedures and ethical guidelines; (f) material violation of the Company’s House Rules, a copy of which has been provided to Executive by the Company.

5.2                               Termination Date.   “Termination Date” shall mean the Executive’s last day on the payroll of the Company.

6.                                      Miscellaneous.

6.1                               Notices.   Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party. All notices to the Company shall also be addressed to the attention of the President of the Company.

6.2                               Pronouns.   Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

6.3                               Entire Agreement.   This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

6.4                               Amendment.   This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

6.5                               Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii. Any action, suit or other legal arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Hawaii (or, if appropriate, a federal court located within the State of Hawaii), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

6.6                               Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him or her.

6.7                               Waivers.   No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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6.8                               Captions.   The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

6.9                               Severability.   In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

HAWAIIAN AIRLINES, INC.

By	/s/ Mark B. Dunkerley
Mark B. Dunkerley
Its President and CEO
“Company”

By	/s/ David J. Osborne
David J. Osborne
“Executive”

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ATTACHMENT A

[HAWAIIAN	April 5, 2005
AIRLINES LOGO]

David J. Osborne

1107 Garden Street

Hoboken, NJ 07030

Dear David:

Attached you will find the Executive Employment Agreement (the “Agreement”) which will remain open for your execution until 5:00 PM (EDT) April 8, 2005. As a part of such Agreement, this letter will confirm my commitment to you with regard to an annual performance bonus and stock options. Further, it will confirm that these items, viewed in the aggregate with your total compensation and benefits, will meet or exceed total compensation and benefits extended to other senior vice-presidents.

With respect to a performance bonus, I intend to request that the Board of Directors of our parent corporation, Hawaiian Holdings, Inc. (“BOD”) award a target bonus equal to 60% of your Base Salary as defined in Section 3.b. of the Agreement, with the actual payment amount established annually as a function of overall corporate performance and your performance relative to previously established management objectives.

With respect to stock options in Hawaiian Holdings, Inc., I intend to request that the BOD approve an incoming grant for you of 106,000 stock options that would be awarded as soon after the stock option plan is approved by the BOD as is practicable, and that would vest in two equal tranches—one tranche of 53,000 to vest on the first anniversary of this Agreement, and a second tranche of 53,000 to vest on the second anniversary of this Agreement. The actual vesting and exercise of such stock options shall be subject to the plan as it is established and may be amended, supplemented, replaced or terminated from time to time, and the exercise price shall be determined by the BOD. However, should your grant, as approved by the BOD result in either your first and second tranche or just your second tranche of options not vesting within your Term of Employment as contemplated by this letter, I will request that the Board of Directors approve terms of grant that would accelerate the vesting of the such affected tranche(s), as appropriate, so that the option will fully vest within your Term of Employment.

If you find the representations contained in this letter to be consistent our discussions, please also countersign this letter in the space provided below and return it to me along with the fully executed Executive Employment Agreement.

I look forward to your joining the team.

Sincerely,

/s/ Mark B. Dunkerley
Mark B. Dunkerley
President and Chief Operating Officer

Honolulu International Airport	P.O. Box 30008	Honolulu, Hawaii 96820-0008	Phone: (808) 835-3700	HawaiianAir.com

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) dated April 5, 2005 and effective as of May 23, 2005 (“Effective Date”) is entered into by and between David Osborne (“Employee”) and Hawaiian Airlines, Inc., a Hawaii corporation (“Company”).

Company and Employee desire to establish Company’s right to services of Employee, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and Employee agrees to engage in such employment on those terms and conditions.

In consideration of the mutual agreements hereinafter set forth, Employee and Company have agreed and do hereby agree as follows:

1.                                       EMPLOYMENT AS SENIOR VICE PRESIDENT — CHIEF INFORMATION OFFICER (“CIO”).   Company does hereby employ and engage Employee as Senior Vice President - CIO, and Employee does hereby accept and agree to such engagement and employment.

a.                                       Basic Duties.   Employee’s duties during the Employment Period shall be to serve as Senior Vice President — CIO, which shall include having overall charge and responsibility for Information Technology (“IT”) management (encompassing enterprise architecture, plans, and accountability for Company’s IT investments and results), information management, information security (to protect the availability of Company’s computer systems, the integrity of business operations, and the confidentiality of sensitive information), information quality guidelines (oversight and maintenance to ensure and maximize the quality, objectivity, utility, and integrity of information, including statistical information, disseminated by Company), and implementation of and compliance with applicable laws, rules and regulations. The precise scope of the duties of Employee may be modified from time to time at the discretion of Company’s President and Chief Executive Officer (CEO) or his designee(s) consistent with Employee’s titles and general duties and responsibilities hereunder.

b.                                      Reporting Relationship.   Employee shall at all times report to the President and CEO or his designee(s).

c.                                       Time and Effort Expected of Employee.   Employee shall devote full time, attention, energy and skill to the performance of Employee’s duties for Company and for the benefit of Company. Furthermore, Employee shall exercise due diligence and care in the performance of Employee’s duties to Company under this Agreement.

2.                                       TERM OF AGREEMENT.   The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue for a period of two (2) years, unless terminated earlier as provided in Section 7 of this Agreement. The term of this Agreement may be extended upon mutual agreement in writing signed by Employee and an authorized representative of Company. The period of time commencing on the Effective Date and ending on the expiration date of the

Term, or, if earlier, the date of termination of Employee’s employment (“Termination Date”) under this or any successor agreement shall be referred to as the “Employment Period.”

3.                                       COMPENSATION.

a.                                       SIGNING BONUS.   As an inducement to enter into this Agreement, Company will pay Employee a signing bonus in the gross amount of $100,000, less applicable withholdings, payable within thirty (30) days after full execution of this Agreement.

b.                                      BASE SALARY.   Company shall pay Employee, and Employee agrees to accept from Company, a base salary at the rate of TWO HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS AND NO /100THS DOLLARS ($225,000) per year (“Base Salary”), less applicable withholdings required by law or Employee’s benefit plans or other deductions authorized in writing by Employee to be withheld or deducted, payable in equal semi-monthly installments in accordance with Company’s regular payroll practices. Employee’s Base Salary shall be reviewed annually by Company and may be increased, but not decreased, by Company in its sole and absolute discretion. Any adjusted amounts under this Section 3.b. will thereafter become the “Base Salary” for purposes of this Agreement.

c.                                       PERFORMANCE BONUS.   In addition to the Base Salary, Employee shall be eligible to participate during the Employment Period in any performance bonus plan hereafter established for senior officers of Company by the Board of Directors (the “BOD”). Any award to Employee under that plan shall be payable, less applicable withholdings, in the amount, in the manner, and at the time determined by the BOD, in its sole and absolute discretion. Company will request that the BOD award a target bonus equal to 60% of Employee’s Base Salary, with actual payment amount established annually as a function of overall corporate performance and Employee’s performance relative to previously established management objectives.

d.                                      STOCK OPTIONS.   In addition to Base Salary, Employee shall be eligible to participate during the Employment Period in any stock option plan hereafter established for the senior officers of Company by the BOD, and to receive an initial grant of a number of option shares and having other terms and conditions consistent with initial grants set forth in the cover letter to this Agreement, and in accordance with plan terms and applicable law. Subject to the foregoing, any award to Employee under such plan shall be made in an amount, in the manner, and at the time determined by the BOD, in its sole and absolute discretion.

e.                                     LONG TERM INCENTIVE PLANS.   In addition to Base Salary, Employee shall be eligible to participate during the Employment Period in any long term incentive plans hereafter established for the senior officers of Company by the BOD in accordance with plan terms and applicable law. Any award to Employee under such plan shall be made in an amount, in the manner, and at the time determined by the BOD, on a basis consistent with other senior officers, but otherwise in its sole and absolute discretion.

f.                                         401(k) PLAN.   Employee shall be eligible to participate in a 401(k) or analogous plan (the “401(k) Plan”) according to its terms, which shall be developed by Company, subject to approval of the BOD, and which shall not occur before Company’s emergence from Chapter 11 bankruptcy.

4.                                       FRINGE BENEFITS.   During his employment under this Agreement, Employee shall be eligible to participate in, and to be covered by, such employee benefit plans effective generally with respect to Company’s senior vice president employees as those plans may be amended, supplemented, replaced or terminated from time to time, to the extent Employee is eligible under the terms of such plans; and Employee shall be eligible to receive such other fringe benefits as may be granted to Employee from time to time by the BOD or as delegated by it in its sole and absolute discretion. In addition to the foregoing benefits, Employee shall also receive the following individual benefits:

a.                                       TRAVEL BENEFITS.   During the Employment Period, Employee and Employee’s spouse and eligible dependents shall be entitled to travel benefits on Company flights (but not charter flights) at a level and under procedures commensurate with the officer level, subject to IRS requirements, and pursuant to Company policy. Employee and Employee’s spouse and eligible dependents of Employee shall be entitled to travel benefits on other airlines consistent with Company’s interline transportation agreements.

b.                                    EXECUTIVE LONG-TERM DISABILITY INSURANCE PLAN.   Subject to the applicable waiting periods, Employee will be included, at Company’s expense, in Company’s Executive Long-Term Disability Insurance Plan, as it may be amended, supplemented, replaced or terminated from time to time.

c.                                     BUSINESS EXPENSES.   Company shall reimburse Employee for any and all reasonable out-of-pocket, necessary, customary, and usual expenses, properly receipted in accordance with Company policies, incurred by Employee on behalf of Company, provided Employee properly accounts to Company for such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Code, and in accordance with the standard policies and procedures of Company to reimburse business expenses, which obligation shall survive the termination of this Agreement.

d.                                      VACATIONS.   Company will provide reasonable vacations authorized by the President and CEO subject to requirements of operations and as duties may permit, provided that unused vacation will not be accrued and Company will not make payment to Employee for unutilized vacation.

e.                                       SICK LEAVE.   Reasonable sick leave for illness or injury will also be provided, provided that unused sick leave will not be accrued and Company will not make payment to Employee for unutilized sick leave.

5.                                       RELOCATION.

a.                                       Company will reimburse Employee for all reasonable costs related to relocation to Hawaii, which will include, but not be limited to, the following items; (i) the reasonable out-of-pocket costs of moving his household goods and belongings from his present home to Hawaii, including packing, unpacking, shipping and insurance; (ii) the shipment of one automobile to Hawaii; and (iii) one (1), one-way travel costs (coach) for Employee and his spouse and eligible dependents directly related to Employee’s relocation to Hawaii, (collectively referred to as the ‘Relocation Expenses”). The Relocation Expenses will be reimbursed to a maximum of $40,000, with appropriate receipts, grossed up for all taxes incurred by employee on such reimbursements.

b.                                    If, during the first eighteen (18) months following the Effective Date, Company terminates Employee’s employment without Cause then Company will reimburse Employee for reasonable costs described above as Relocation Expenses incurred to relocate from Hawaii (collectively referred to as the “Termination Expenses”). The Termination Expenses will be reimbursed up to a maximum of the lesser of (i) actual Relocation Expenses paid under Section 5.a. above, or (ii) $40,000, inclusive of tax, with appropriate receipts.

c.                                       If, during the first twelve (12) months following the Effective Date, Employee voluntarily resigns from Company (other than due to a material breach of this Agreement by Company), Employee agrees to repay Company the full amount Employee received as Relocation Expenses in Section 5.a., and the full amount received by Employee in Section 3. a.

6.                                       CONFIDENTIAL INFORMATION.   Employee recognizes that by reason of Employee’s employment by and service to Company, Employee will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of Company which will be imparted to Employee from time to time in the course of the performance of Employee’s duties hereunder (the “Confidential Information”). Employee acknowledges that such information is Company’s valuable and unique asset and agrees that Employee shall not, during or after the Term of this Agreement, use or disclose directly or indirectly any of Company’s Confidential Information to any person, except that Employee may use and disclose to Company’s authorized personnel such Confidential Information as is reasonably appropriate in the course of the performance of Employee’s duties hereunder. Company’s Confidential Information shall include all information and knowledge of any nature and in any form relating to Company including, but not limited to, business plans; development projects; computer software and related documentation and materials; designs, practices, processes, methods, know-how and other facts relating to Company’s business; and advertising, promotions, financial matters, sales and profit figures, and customers or customer lists.

7.                                       TERMINATION OF EMPLOYEE’S EMPLOYMENT.

a.                                       DEATH.   If Employee dies while employed by Company, Employee’s employment shall immediately terminate. Company’s obligation to pay Employee’s Base Salary shall cease as of the date of Employee’s death. Thereafter, Employee’s beneficiaries or estate shall receive benefits, if any, in accordance with Company’s retirement, insurance, and other applicable benefit plans then in effect.

b.                                      DISABILITY.   If Employee (i) becomes Disabled, as defined in Company’s Executive Long-Term Disability Plan, (ii) he cannot be reasonably accommodated by Company, and (iii) he commences to receive long-term disability benefits, Employee’s employment may be terminated by Company or Employee. During any period prior to such termination during which Employee is absent from the full-time performance of Employee’s duties with Company due to Disability, Company shall continue to pay Employee the Base Salary at the rate in effect at the commencement of such period of Disability. Any such payments made to Employee shall be reduced by amounts received from disability insurance obtained or provided by Company, and by the amounts of any benefits payable to Employee, with respect to such period, under Company’s Executive Long-Term Disability Plan. Subsequent to the termination provided for in this Section 7. b., Employee’s eligibility for any benefits shall be determined under Company’s retirement, insurance, and other applicable benefit plans then in effect in accordance with the terms of such plans.

c.                                       TERMINATION BY COMPANY FOR CAUSE.   Company may terminate Employee’s employment under this Agreement for “Cause” at any time prior to expiration of the Term of the Agreement, only upon the occurrence of any one or more of the following events:

(i)                                     The material breach of this Agreement by Employee, including without limitation, repeated neglect of Employee’s duties, Employee’s repeated material lack of diligence and attention in performing services as provided in this Agreement, or Employee’s repeated failure to implement or adhere to Company policies, in each case after notice to Employee stating the reason for such breach and providing Employee thirty (30) days opportunity to cure, provided however that such notice and opportunity to cure shall not be required to be provided more than three (3) times during the Employment Period prior to termination.

(ii)                                  Commission of a crime (other than a petty offense or traffic violation) that has a material adverse impact on Company’s reputation and standing in the community.

(iii)                               Fraudulent conduct in connection with the business affairs of Company, regardless of whether said conduct is designed to defraud Company or others.

(iv)                            Conduct in material violation of Company’s and/or its parent company’s corporate compliance rules, practices, procedures and ethical guidelines.

(v)                                 Material violation(s) of Company’s House Rules, a copy of which has been provided to Employee by Company.

In the event of termination for Cause, Company’s obligation to pay Employee’s Base Salary and all benefits shall cease as of the Termination Date. Except as provided above in Section 7.c.(i).,

if Employee’s employment is terminated for Cause, Employee’s employment may be terminated immediately without any advance written notice.

d.                                      TERMINATION BY COMPANY WITHOUT CAUSE.   Company shall have the right to terminate Employee’s employment prior to the expiration of the Term, at any time, without Cause. In the event Company shall so elect to terminate Employee’s employment without Cause, Employee shall be entitled to only such payments as may be required under the terms of Section 8 of this Agreement. Employee agrees that in the event of his termination without Cause, the Term of this Agreement will be deemed to be the period between the Effective Date and the Termination Date.

e.                                       TERMINATION AT END OF TERM. If Employee continues to work through the end of the Term, this Agreement will expire at the end of the Term, and Company’s obligation to pay Employee’s compensation and fringe benefits shall cease as of the end of the Term. In the event either Employee or Company desires Employee to be employed by Company beyond the Employment Period, such party will notify the other in writing of his or its intention 180 days prior to the end of the Term and the parties will negotiate any extension prior to the end of the Term (“Extension Negotiation Period”). If the parties do not reach agreement to extend Employee’s employment during the Extension Negotiation Period, Employee’s employment shall end on the last day of the Term and Employee shall be entitled to an amount equal in total to six months of prorated Employee’s Base Salary and medical/dental premiums in addition to the remainder of compensation and benefits owed under the Term of this Agreement (“the Non-Renewal Sum”). The Non-Renewal Sum shall be paid in a lump sum, less applicable withholdings, on the Termination Date.

f.                                         RESIGNATION BY EMPLOYEE.   If Employee voluntarily resigns his employment at any time during the term of this Agreement, Company’s obligation to pay Employee’s compensation and fringe benefits shall cease as of the date of resignation. Employee agrees to provide Company with at least thirty (30) days written notice prior to the effective date of resignation. Company may elect, in its sole and absolute discretion, to relieve Employee of his employment duties for all or any part of the thirty (30) day notice period. However, Employee shall continue to receive compensation and benefits under this Agreement through the effective date of his resignation.

g.                                      RETURN OF COMPANY PROPERTY.   Upon termination, Employee will immediately return all Company issued items, including, but not limited to Company identification badge(s), access card(s), AOA badge(s), travel card, Friendship Travel Passes (FTPs), computer equipment (hardware/software), disks and/or electronic data, fax machine(s), pager(s), company credit card(s), company telephone card(s), access code(s), key(s), company files, work product, manuals, customer lists, company documents, financial information, operational information, plans, memoranda, notes, and correspondence.

h.                                      PAYMENT OF ACCRUED OBLIGATIONS.   Notwithstanding anything in this Section 7 to the contrary, upon termination of Employee’s employment for any reason, Company shall pay Employee: (i) Employee’s Base Salary earned and unpaid through the Termination Date, if any, and (ii) unreimbursed expenses payable in accordance with Company policy (“Accrued Expenses”). The payment of Accrued Expenses shall be made within ten (10) days following Termination Date.

8.              PAYMENTS UPON TERMINATION WITHOUT CAUSE IN EXCHANGE FOR AGREEMENT TO WAIVE ALL CLAIMS.

a.             If, during the Term of this Agreement, Employee’s employment is terminated by Company without Cause, in addition to Accrued Obligations, Employee shall be entitled to the following payments in exchange for a valid release and waiver of all claims through the Termination Date that Employee may have at that time against Company or related persons or entities (“Waiver of All Claims”): Company shall pay to Employee an amount equal to Employee’s Base Salary and medical/dental premiums for one year plus the prorated value of any Performance Bonus to which Employee would have been entitled in the current year (“the Settlement Sum”). The Settlement Sum shall be paid in a lump sum, less applicable withholdings, on the Termination Date. Company shall provide all information for continuation of fringe benefits to the extent required by law.

b.             If Employee fails or refuses to agree to a valid Waiver of All Claims through the Termination Date, Employee will not be paid any amounts under this Section 8.

c.             TAX WITHHOLDING OBLIGATIONS. At the time that the Waiver of All Claims is executed, the parties will determine the extent to which any of the payments provided for in this Section 8 may be subject to federal, state, or local tax or other withholdings. Those tax/withholding obligations will be detailed in the Waiver of All Claims.

d.             NO OTHER COMPENSATION OR BENEFITS POST TERMINATION. No other payment, compensation or fringe benefit other than as described in this Section 8 and in Section 5.b. shall be provided to, or owed to, Employee after termination with or without Cause.

e.             Employee shall not be required in any way to mitigate the amount of any payment provided for in this Section 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by Employee as the result of employment with another employer after the Termination Date, or otherwise.

9.               NONCOMPETITION PROVISIONS.

a.           NONCOMPETITION. During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees and covenants that Employee shall not, directly or indirectly, undertake to become an employee, officer, partner, consultant or otherwise be connected with any entity (i) for which, at such time, in excess of 10% of its revenues are derived from airline operations (including without limitation, passenger, charter, military, cargo, or other airline operations) within Hawaii and/or between Hawaii and the mainland United States, or (ii) in which Employee’s specific duties and responsibilities are in direct competition with Company either within Hawaii or on routes to and from Hawaii serviced by Company. Employee acknowledges and agrees that any breach of this non-competition provision shall entitle Employer to immediately terminate any payments to him pursuant to Section 8 of this Agreement. In addition, Employee agrees that any breach or threatened breach of this provision 9.a. will entitle Company to an injunction from any court having jurisdiction over Employee, it being agreed that any such breach would irreparably harm Company. In addition, Company will be entitled to such damages as may be proved in court arising from such breach.

b.             NONDISPARAGEMENT. During the Term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee agrees that he shall not make any statements that disparage or tend to disparage Company, its products, services, officers, employees, advisers or other business contacts, and Company agrees that its officers and management employees of Company’s human resources department shall not make any statements that disparage or tend to disparage Employee. The parties acknowledge and agree that each act of such disparagement shall entitle the other to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 11 of this Agreement. In addition, Employee acknowledges that any breach of this non-disparagement provision shall entitle Company to immediately terminate any payments pursuant to Section 8 of this Agreement. Nothing herein shall be construed to apply to limit Company in its exercise of Section 7.c. or permit sanctions for statements made in the exercise of such provision.

c.             RIGHT TO COMPANY MATERIALS. Employee agrees that all styles, designs, lists, materials, books, files, reports, correspondence, e-mails and other paper and electronically stored information, records, and other documents (“Company Materials”) used, prepared, or made available to Employee, shall be and shall remain the property of Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to Company, and Employee shall not make or retain any copies thereof.

d.             ANTI-SOLICITATION. Employee promises and agrees that during the term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee will not influence or attempt to influence customers or suppliers of Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of Company or any subsidiary or affiliate of Company. Employee acknowledges and agrees that any breach of this anti-solicitation provision shall entitle Company to immediately terminate any payments pursuant to Section 8 of this Agreement. In addition, Employee agrees that each act of such solicitation shall entitle Company to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 11 of this Agreement.

e.           SOLICITING EMPLOYEES. During the term of this Agreement and for a period of twelve (12) months commencing on the Termination Date, Employee promises and agrees that Employee will not directly or indirectly solicit any of Company’s employees to work for any business, individual, partnership, firm, corporation, or other entity. Employee acknowledges and agrees that any breach of this Soliciting Employees provision shall entitle Company to immediately terminate any payments pursuant to Section 8 of this Agreement. In addition, Employee agrees that each act of such solicitation shall entitle Company to $5,000 in liquidated damages, which shall be awarded by an arbitrator pursuant to the provisions of Section 11 of this Agreement.

10.             NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon receipt. All notices shall be given or served personally or sent by facsimile or first class mail, postage prepaid, addressed as follows:

If to Company:

Hawaiian Airlines, Inc.

Attn: Senior Vice President, People Services Group

3375 Koapaka Street, Suite H-460

Honolulu, Hawaii 96819

Phone: 808/835-3628

Fax:     808/838-6731

If to Employee:

David J. Osborne

At Employee’s address set forth on the payroll records of Company.

or to such other address which the party receiving the notice has notified the party giving the notice in the manner aforesaid.

11.             ARBITRATION CLAUSE/ATTORNEY’S FEES. Any controversy or claim arising out of or relating to this Agreement (other than a breach of Provision 9.a.) shall be settled by expedited arbitration administered by Dispute Prevention and Resolution, Inc. (“DPR”) in Honolulu, Hawaii under its rules applicable to the arbitration of employment disputes, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event judicial, quasi-judicial or arbitral determination is necessary to resolve any dispute arising as to the parties’ rights and obligations hereunder, the parties agree that the losing party shall pay the costs and fees of the prevailing party. Should there be a disagreement between the parties as to who is the losing party and who is the prevailing party, the judicial, quasi-judicial or arbitral body shall have the jurisdiction to determine that status.

12.             ATTORNEY’S FEES FOR ADVICE AND COUNSEL ASSOCIATED WITH THE NEGOTIATION OF THIS AGREEMENT. Company agrees to reimburse Employee for reasonable attorney’s fees incurred for advice and counsel associated with the consummation of this Agreement not to exceed $10,000.

13.              TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of Employee by Company from, and after the Effective Date.

14.              ASSIGNMENT: SUCCESSORS. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon, and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of Company hereunder.

15.              GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of Hawaii.

16.              ENTIRE AGREEMENT: HEADINGS. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17.              WAIVER; MODIFICATION. Company’s failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18.              SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19.              INDEMNIFICATION. Company shall indemnify and hold Employee harmless to the maximum extent permitted by Section 415-5 of the Hawaii Business Corporation Act, and the Restated Articles of Incorporation and Amended Bylaws of Hawaiian Airlines, Inc. Company will maintain a directors and officers liability insurance policy during the term of this

Agreement, which policy shall name Employee as an insured.

20.             COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21.             FACSIMILE SIGNATURES. This Agreement may be executed by the parties by facsimile, and facsimile signatures shall be binding.

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its duly authorized officers, and Employee has hereunto signed this Agreement, as of the date first above written.

HAWAIIAN AIRLINES, INC.:	EMPLOYEE:

/s/ Mark B. Dunkerley	/s/ David J. Osborne
Mark B. Dunkerley	David J. Osborne
President and Chief Operating Officer

ATTACHMENT B

HAWAIIAN AIRLINES, INC.
SUMMARY OF BENEFITS
EXECUTIVES

401(k) Savings Plan — Optional (Contributory)

Employee Contribution Eligibility: First of the month on or following the employee’s date of hire.

Company Contribution/Company Match Eligibility: First of the month following completion of one year of service, provided employee has worked 1,000 hours during first anniversary year.

Vesting: Participants are 100% vested in employee and Company contributions.

Employee Contributions: Semi-monthly pre-tax payroll deductions of 1-50% (up to the lesser of 50% of your eligible compensation or $15,500 for 2008).

Catch-Up Contributions ($5,000): You must be age 50 and have elected to defer the maximum Pre-Tax Contribution percentage (50%) or you must defer the maximum dollar amount allowed under the Internal Revenue Code ($5,000 for 2008).

Company Contributions: After meeting eligibility, an employee will be entitled to a monthly Company Contribution of 5.04% of earnings, which will be contributed to the 401(k) Savings Plan. Employees are 100% vested in the Company Contribution.

Company Match: After meeting eligibility, an employee will be entitled to a Company Match of up to 2% of earnings. For each dollar contributed as a salary deferral, the Company will contribute an equal amount up to 2%. Employees are vested in the Company Match on the earliest of (i) attaining age 55, (ii) incurring a disability, (iii) death, or (iv) completion of three years of service.

Investment Funds: Participants invest pre-tax contributions into a selection of mutual funds. Unlimited exchanges between investment funds may be made at no cost to participants.

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Accidental Death & Dismemberment

Basic (Non-Contributory)

•      1 x annual earnings capped at $120,000.

•      Company paid monthly premiums

Supplemental – OPTIONAL (Contributory)

•      1 x annual earnings capped at $120,000

•      Monthly Premium = .05 per $1,000 of coverage

If you have an accident which results in any of the following losses within 90 days of an accident, you or your beneficiary will be eligible to receive a lump sum payment of 100% of your coverage:

•      Life

•      Both hands, Both Feet, or Sight of Both eyes

•      Any combination of Foot, Hand or Sight of One Eye

Any loss of one hand, one foot, or sight of one eye will be eligible for a lump sum payment of 50% of your coverage.

Dental Plan Benefits

•      Hawaii Dental Service.

•      Effective: First of the month following date of hire.

•      Dependent coverage includes spouse and/or eligible child up to age 19, or through age 22 if full-time student.

•      Company paid monthly premiums.

Dependent’s Life Insurance – Optional (Contributory)

•      Spouse coverage:  $5,000

•      Dependent Child Coverage:  $2,000  (Age 6 mos - 19, to 23 if full-time student)

$100  (14 days but less than 6 mos)

•      Monthly Composite rate = $1.59

•      Effective: First of the month following date of hire

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Domestic Partner

The following benefits are offered to same-sex domestic partners of active status employees:

•      Medical

•      Dental

•      Consolidated Omnibus Budget Reconciliation Act (COBRA)

Monthly Premiums:

Premium amount is based on 1.5% of employee earnings with applicable maximums (please see page 5 or 6) and is deducted on an after-tax basis. In addition to the monthly premium, the value of the 2-Party premium less the single premium is added to your income and inputted for taxes.

To register a domestic partner, please go to HApeople.com and download the packet of information and applicable forms or contact the Employee Benefits Department.

Employee Assistance Program

FEI Behavioral Health	Ph:	(866) 249-4488
(Toll Free)

Employee Flexible Spending Program – Optional (Contributory)

•      Eligibility: First of the month following date of hire.

•      Health Care Expense Account

•      Dependent Care Assistance Account

•      Participants may set aside money through payroll deduction on a pre-tax basis for eligible healthcare and/or dependent care expenses. These accounts may be used to pay for eligible expenses such as healthcare co-payments, as well as childcare and elder care expenses. As eligible expenses are incurred, claims are filed and reimbursed from the respective account(s) with pre-tax dollars.

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Group Life Insurance

•      Eligibility: For guaranteed issue into the plan, you have up to 30 days from your date of hire to enroll. There is no guaranteed issue into the program after the 30 days expire. You may sign up anytime during the year however, you will need to go through evidence of insurability (medical history required).

•      Group Life Insurance coverage amounts in excess of $50,000 will be subject to monthly imputed taxes.

Basic (Non-Contributory)

•      1 X annual base salary rounded to next higher multiple of $1,000, up to a maximum of $120,000.

•      Company paid monthly premiums.

Supplement - OPTIONAL (Contributory)

•      1 X annual base salary rounded to next higher multiple of $1,000, up to a maximum of $120,000.

•      Monthly Premium  =  .255 per $1,000 of coverage

Long-Term Care (LTC) – Optional (Contributory)

Long-term care offers coverage for a variety of services for those who are unable to care for themselves. It includes assistance in the home with day-to-day activities or special attention in a nursing home.

Eligibility:  For guaranteed issue into the plan, you have up to 30 days from your date of hire to enroll. There is no guaranteed issue into the program after the 30 days expire. You may sign up anytime during the year however, you will need to go through evidence of insurability (medical history required). Spouses, parents, parents-in-laws, grandparents and grandparent in-laws are also eligible to enroll however they must go through evidence of insurability.

Payroll Deduction: Your monthly premium will be payroll deducted on the 7th paycheck. Payroll deduction for spouses is also allowed. You may also opt to be billed directly, in which case you need to indicate this on your application.

Rates: Rates are based on your age at the time your application is approved. Once approved, your rates will be locked into the age rate. Rates may increase by CNA’s approval only based on the cost of living for each state.

Application Form: If you enroll within the 30-day period, please fill out the Employee Information Form. Spouses must use the Short Form Application. A self-address envelope is included in the packet.

Please request a packet from Pua Akimoto in Employee Benefits at 835-3621 or call CNA directly at 1-877-777-9072, or visit their website at www. ltcbenefits.com, password is hawaiianltc.

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Long-Term Disability (LTD) – Base Plan

•      Effective: First of the month following date of hire.

•      Waiting Period: 90 consecutive days of total disability or exhaustion of sick leave, whichever occurs later.

•      Base Benefit: 60% of base salary to maximum of $11,000/month for non-occupational illness or injury with offsets. Eligible to receive benefit up to age 65.

Medical Plan Benefits

•      Choice of coverage between HMSA and Kaiser.

•      Prescription Drug, Vision Rider, Acupuncture and Chiropractor included.

•      Effective: First of the month following date of hire.

•      Dependent coverage includes spouse and/or eligible child up to age 19, or through age 24 if full-time student.

•      If your spouse is employed by Hawaiian Airlines, individual coverage if desired, will be provided to each but neither may be included on his or her spouse’s plan. Likewise, coverage for dependent children may be included under one employee’s plan only.

HMSA-PPP

Monthly Premiums:

Single:	The lesser of 1.5% of the gross monthly wages or a maximum of $60.00

2-Party:	The lesser of 2% of the gross monthly wages or a maximum of $150.00

Family:	The lesser of 2% of the gross monthly wages or a maximum of $176.40

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Medical Plan Benefits – con’t

Kaiser Hawaii

Monthly Premiums:

Single:	The lesser of 1.5% of the gross monthly wages or a maximum of $51.44

2-Party:	The lesser of 2% of the gross monthly wages or a maximum of $102.90

Family:	The lesser of 2% of the gross monthly wages or a maximum of $154.36

Medical Stop Loss

Stop Loss is applicable only for employees and their dependents who are enrolled in a Hawaiian Airlines medical plan. In the event the amount paid by the employee exceeds $1,500 for a calendar year covered by the medical insurance, the company shall pay 100% of the excess of that year’s payments. This coverage shall be limited to each calendar year. Such insurance shall apply only to eligible expenses which are covered and included as part of the medical plan.

Employees who believe they have met the requirements for Medical Stop Loss should contact Jason Castro in the Benefits Department at (808) 838-6079 or via email at jason.castro@hawaiianair.com.

Medical Waiver Program

•      Eligibility: Employee must waive medical plan coverage under Hawaiian Airlines and must be covered elsewhere under a State of Hawaii - Department of Labor (DOL) approved medical plan.

•      Effective: First of the month following date of hire.

•      No change in waiver election is allowed for the remainder of the calendar year except in the event of a loss of other medical coverage.

•      Employee will receive monthly waiver payments on the second pay period of each month as follows:

$41.66	-	Single
$83.33	-	2-Party

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$125.00	-	Family

Retirement – Defined Benefits Plan (Frozen 9/30/93)

Eligibility: First of the month following completion of one year of service and age 21, provided employee has worked 1,000 hours during anniversary year.

100% Vested after 5 years of service.

Benefit formula at normal retirement (first of the month following age 65):

1.60% X Final Average Earnings X Credited Service

After meeting eligibility requirements, early retirement is permitted on the first day of any month after age 55. Pension benefit may be reduced depending on age and service.

Travel Accident Coverage

Travel accident coverage of $20,000 - $60,000 depending on your salary grade is effective the first of the month following date of hire.

Travel accident insurance provides 24-hour, 365 days-a-year protection against travel accidents anywhere in the world, whether you are on business, pleasure, vacation, at home, on or off the job. If your injury results in death or dismemberment (i.e., loss of both hands, both feet, sight in both eyes, speech and hearing), you or your beneficiary will be eligible to receive a lump sum payment up to the amount shown above.

Any loss of one hand, one foot, sight of one eye, or loss of speech or hearing will be eligible for a lump sum payment of one-half of the above coverage amount.

If you have questions regarding any of the benefits described in this

Summary, please call

Jason Castro, Benefits Administrator

Phone: (808) 838-6079

Fax: (808) 835-3692

Hawaiian Airlines, Inc.

Employee Benefits Department

P.O. Box 30008

Honolulu, HI 96820

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